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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors
Diedrich Coffee, Inc.:


     We consent to incorporation by reference in this registration statement on Form S-8 of Diedrich Coffee, Inc. of our report dated March 14, 1997, except for the penultimate paragraph of note 5, which date is April 21, 1997 and note 10, which date is April 29, 1997, relating to the balance sheet of Diedrich Coffee, Inc. as of January 29, 1997 and the related statement of operations, stockholders' equity, and cash flow for the year then ended, which report appears in the January 29, 1997 annual report on Form 10-K of Diedrich Coffee, Inc.

                                        /s/ KPMG PEAT MARWICK LLP

Orange County, California
January 23, 1998